Filed Pursuant to Rule 433
                                                         File No.: 333-130755-05

BACM 2006-6 - Pre-Pricing Update No. 1 for EZ Storage
Banc of America Commercial Mortgage Inc., Commercial Mortgage
Pass-Through Certificates, Series 2006-6 $2.46B** NEW ISSUE CMBS

Joint Bks:       Banc of America Securities LLC/Bear, Stearns & Co. Inc.
Co-Lead Mgrs:    Banc of America Securities LLC/Bear, Stearns & Co. Inc.
Co-Mgrs:         Citigroup / Morgan Stanley
Rating Agencies: Moody's and S&P


The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IRS CIRCULAR 230 NOTICE: THIS MATERIAL IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

November 14, 2006

UPDATE to the Structural and Collateral Information Free Writing Prospectus dated November 2006 (the "Term Sheet FWP") and the Free Writing Prospectus dated November 10, 2006 (the "November 10 FWP")

Banc of America Commercial Mortgage Inc., Commercial Mortgage Pass-Through Certificates, Series 2006-6

Collateral Update
-----------------

With respect to Loan No. 3403489 (EZ Storage Portfolio), the properties located in Wayne, MI and Utica Park, MI have been removed from the portfolio. Revised summary information for such mortgage loan (updating the information in the Term Sheet FWP and Annex E to the November 10 FWP) is attached as Annex A to this Update.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and the other underwriters and their respective affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IRS CIRCULAR 230 NOTICE : THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

                                    ANNEX A

--------------------------------------------------------------------------------

                              EZ Storage Portfolio

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                Loan Information
--------------------------------------------------------------------------------

Loan Seller:                        Bank of America

Loan Purpose:                       Acquisition

Original Note A-1 Principal
  Balance:                          $150,000,000

First Payment Date:                 December 1, 2006

Term/Amortization(1):               121/0 months

Interest Only Period:               121 months

Maturity Date:                      December 1, 2016

Expected Note Maturity Balance:     $150,000,000

Borrowing Entity:                   SS Detroit, LLC;
                                    SS Hingham, LLC;
                                    SS MNRI, LLC;
                                    SS Minnesota, LLC;
                                    SS MNMI, LLC;
                                    Chelmsford, LLC;
                                    SS Mamnoh, LLC;
                                    SS Cleveland Heights, LLC;
                                    SS North Bend, LLC;
                                    SS Brighton MA, LLC;
                                    SS Reading, LLC;
                                    SS Hiawatha II, LLC;
                                    SS South Euclid, LLC;
                                    SS MITX, LLC;
                                    SS Ferndale, LLC;
                                    SS Michigan, LLC;
                                    SS Eastpointe II, LLC;
                                    SS Lincoln Park, LLC;

Interest Calculation:               Actual/360

Call Protection(2):                 Lockout: 25 payments
                                    GRTR 1% PPMT or
                                    Yield Maintenance:
                                    92 payments
                                    Open: 4 payments

Existing Mezzanine Debt:            $28,500,000

Up-Front Reserves:

  Tax/Insurance Reserve:            Yes

  Engineering Reserve:              $900,265

  Debt Service Reserve:             $5,400,000

  Environmental Reserve:            $1,120,000

Ongoing Monthly Reserves:

  Tax/Insurance Reserve:            Yes

  Replacement Reserve:              $43,315

  Lockbox:                          Soft

--------------------------------------------------------------------------------

(1) There will be an interest deposit with respect to the EZ Storage Portfolio Loan meaning the amount of interest that would have accrued at the related mortgage rate on the stated principal balance of such EZ Storage Portfolio Pari Passu Note A-1 Mortgage Loan as of December 1, 2006 had such Mortgage Loan been originated on November 1, 2006 for the period from and including November 1, 2006 to but excluding December 1, 2006.

(2) The first $7,500,000 of the EZ Storage Portfolio Loan is voluntarily prepayable without any requirement to pay a prepayment premium or yield maintenance charge. Such voluntary prepayments may occur under at any time if in connection with a property release, and after the expiration of the lockout period if not in connection with a property release).


--------------------------------------------------------------------------------
                             Financial Information
--------------------------------------------------------------------------------

Whole Loan Cut-off Date Balance:    $300,000,000

Note A-1 Cut-off Date Balance:      $150,000,000

Note A-2 Cut-off Date Balance:      $150,000,000

Cut-off Date LTV:                   81.8%

Maturity Date LTV:                  81.8%

Underwritten DSCR:                  1.32x

Mortgage Rate:                      5.695%(1)

--------------------------------------------------------------------------------

(1)   Interest rate subject to change prior to pricing.


--------------------------------------------------------------------------------
                              Property Information
--------------------------------------------------------------------------------

Property Type:                      Self Storage

Property Sub-Type:                  Self Storage

Number of Properties:               48

Location:                           Various

Year Built/Renovated:               Various/Various

Number of Units:                    30,800

Cut-off Balance per Unit:           $9,740.26

Occupancy as of 07/31/2006(1):      76.1%

Ownership Interest:                 Fee

Property Management:                Simply Storage
                                    Management, LLC

Underwritten Net Cash Flow:         $22,816,099

Appraised Value:                    $366,740,000

--------------------------------------------------------------------------------

(1) Two property rent rolls are dated September 22, 2006, with the remainder dating July 31, 2006.

--------------------------------------------------------------------------------

                              EZ Storage Portfolio

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                             Financial Information
--------------------------------------------------------------------------------

                                                                          Trailing 12
                                             Full Year      Full Year        Months
                                            (12/31/2004)   (12/31/2005)   (07/31/2006)    Underwritten
                                            ------------   ------------   ------------    ------------
Effective Gross Income ...................  $27,288,189    $28,856,711     $29,920,584    $35,440,443
Total Expenses ...........................  $ 8,412,199    $ 9,802,806     $11,606,430    $12,254,439
Net Operating Income (NOI) ...............  $18,875,990    $19,053,905     $18,314,154    $23,186,004
Cash Flow (CF) ...........................  $18,875,990    $18,684,000     $17,944,248    $22,816,099
DSCR on NOI(1) ...........................        1.09x          1.10x           1.06x          1.34x
DSCR on CF(1) ............................        1.09x          1.08x           1.04x          1.32x

(1) The debt service coverage ratio was calculated based upon the outstanding principal balance of the EZ Storage Portfolio Whole Loan.

--------------------------------------------------------------------------------

                              EZ Storage Portfolio

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                              Property Information
--------------------------------------------------------------------------------

                                             Allocated     % of                                % of   Year Built/
                                                Loan     Allocated     Appraised     Total     Total      Year     Ownership
Property Location                              Amount   Loan Amount      Value       Units     Units   Renovated    Interest
------------------------------------------ ------------ ----------- --------------- ------- --------- ----------- ------------
Boston, MA (Brighton) .................... $ 10,212,957      6.8%    $ 24,970,000    1,268       4.1%   2006/NAP      Fee
Minneapolis, MN (3601 Hiawatha) ..........    5,243,497      3.5       12,820,000    1,258       4.1    1953/1997     Fee
Ferndale, MI .............................    5,075,803      3.4       12,410,000    1,165       3.8    2004/NAP      Fee
Southfield, MI ...........................    4,883,569      3.3       11,940,000      701       2.3    1985/NAP      Fee
Lynnfield, MA ............................    4,867,208      3.2       11,900,000    1,004       3.3    1978/2001     Fee
Eastpointe, MI ...........................    4,613,623      3.1       11,280,000      831       2.7    2006/NAP      Fee
Warren, MI ...............................    4,450,019      3.0       10,880,000      777       2.5    1996/NAP      Fee
St. Louis Park, MN .......................    3,587,010      2.4        8,770,000      637       2.1    1973/NAP      Fee
Redford, MI ..............................    3,574,740      2.4        8,740,000      648       2.1    2000/NAP      Fee
Troy, MI .................................    3,574,740      2.4        8,740,000      634       2.1    1976/NAP      Fee
Peabody, MA ..............................    3,558,379      2.4        8,700,000      735       2.4    1996/NAP      Fee
Tewksbury, MA ............................    3,456,127      2.3        8,450,000      709       2.3    1989/NAP      Fee
Billerica, MA ............................    3,394,776      2.3        8,300,000      809       2.6    1988/NAP      Fee
South Euclid, OH .........................    3,394,776      2.3        8,300,000      605       2.0    1965/NAP      Fee
Rochester Hills, MI ......................    3,370,235      2.2        8,240,000      669       2.2    1988/NAP      Fee
Roseville II, MI (Cornillie Drive) .......    3,329,334      2.2        8,140,000      582       1.9    1978/NAP      Fee
Warwick, RI ..............................    3,214,812      2.1        7,860,000      518       1.7    1978/NAP      Fee
Roseville I, MI (East Twelve Mile) .......    3,173,911      2.1        7,760,000      580       1.9    1974/NAP      Fee
Bloomfield Hills, MI .....................    3,112,559      2.1        7,610,000      593       1.9    1999/NAP      Fee
Grand River, MI ..........................    3,047,118      2.0        7,450,000      638       2.1    2004/NAP      Fee
Shrewsbury, MA ...........................    3,014,397      2.0        7,370,000      606       2.0    1989/NAP      Fee
Chelmsford, MA ...........................    2,989,857      2.0        7,310,000      493       1.6    1989/NAP      Fee
Hingham, MA ..............................    2,944,866      2.0        7,200,000      629       2.0    1983/1991     Fee
Auburn Hills, MI .........................    2,920,325      1.9        7,140,000      619       2.0    1986/NAP      Fee
Dearborn Heights, MI .....................    2,920,325      1.9        7,140,000      594       1.9    2001/NAP      Fee
Livonia, MI ..............................    2,912,145      1.9        7,120,000      552       1.8    1974/NAP      Fee
Lincoln Park, MI .........................    2,818,073      1.9        6,890,000      785       2.5    2004/NAP      Fee
Minneapolis, MN (4325 Hiawatha) ..........    2,797,622      1.9        6,840,000      576       1.9    1946/1991     Fee
Clinton Township (Hall Road), MI .........    2,629,929      1.8        6,430,000      557       1.8    1988/NAP      Fee
Reading, OH ..............................    2,548,127      1.7        6,230,000      629       2.0    2001/NAP      Fee
Center Line, MI ..........................    2,544,037      1.7        6,220,000      602       2.0    1996/NAP      Fee
Dearborn, MI .............................    2,544,037      1.7        6,220,000      697       2.3    2004/NAP      Fee
Clinton Township (Garfield), MI ..........    2,535,856      1.7        6,200,000      551       1.8    1988/NAP      Fee
Clinton Township (Romeo Plank), MI .......    2,511,316      1.7        6,140,000      509       1.7    1985/NAP      Fee
Cleveland Heights, OH ....................    2,494,956      1.7        6,100,000      615       2.0    2005/NAP      Fee
Taylor, MI ...............................    2,490,865      1.7        6,090,000      519       1.7    1978/NAP      Fee
Woodbury, MN .............................    2,437,694      1.6        5,960,000      513       1.7    1977/NAP      Fee
Cincinnati, OH (Madison Road) ............    2,380,433      1.6        5,820,000      507       1.6    1998/NAP      Fee
Eagan, MN ................................    2,286,361      1.5        5,590,000      657       2.1    1978/NAP      Fee
New Brighton, MN .........................    2,278,181      1.5        5,570,000      563       1.8    1973/NAP      Fee
Clinton Township (Groesbeck Hwy), MI .....    2,135,028      1.4        5,220,000      502       1.6    1987/NAP      Fee
North Bend, OH ...........................    2,090,037      1.4        5,110,000      537       1.7    2001/NAP      Fee
Farmington Hills, MI .....................    2,077,766      1.4        5,080,000      449       1.5    1978/2003     Fee
Sterling Heights, MI .....................    1,901,892      1.3        4,650,000      485       1.6    1987/NAP      Fee
Marsh Lane, TX ...........................    1,460,163      1.0        3,570,000      686       2.2    1986/NAP      Fee
Burnsville, MN ...........................    1,415,172      0.9        3,460,000      275       0.9    1972/NAP      Fee
Coon Rapids, MN ..........................    1,411,081      0.9        3,450,000      372       1.2    1975/NAP      Fee
Vadnais Heights, MN ......................    1,374,271      0.9        3,360,000      360       1.2    1974/NAP      Fee
                                           ------------    -----     ------------   ------     -----
Total .................................... $150,000,000    100.0%    $366,740,000   30,800     100.0%
                                           ============    =====     ============   ======     =====